Exhibit (a)(5)

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November 1, 2006



TO:          UNIT HOLDERS OF DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II

SUBJECT:     INCREASED OFFER TO PURCHASE UNITS AND EXTENSION OF OFFER
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Dear Unit Holder:

We are amending the Offer to Purchase and related Letters of Transmittal sent to you on October 26, 2006, (the "Offer"), which was made by the Purchasers identified in the Offer. The Purchasers are offering to purchase all Units of limited partnership interest (the "Units") in DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II (the "Partnership") at a purchase price equal to:

                                  $250 per Unit
                                  -------------

This offer price is approximately 54% higher than recent reported secondary market trading prices and, we are told, 11% higher than a recent tender offer by Peachtree Partners.(1) The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II without the usual transaction costs associated with market sales or partnership transfer fees.

The Purchasers are amending the Offer by extending the Expiration Date to December 19, 2006. You can view the Offer materials as amended on our website at www.mpfi.com (Click on MPF Tenders) or by calling us at the number below. After carefully reading the Offer as amended, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax (then mail) a duly completed and executed copy of the Letter of Transmittal (printed on PURPLE paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at the address on this letterhead or via facsimile at (925) 631-9119.


If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) December 19, 2006.













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1  The Purchasers have been told by a limited partner in the Partnership that
Peachtree Partners recently offered to purchase less than 5% of the Units of the Partnership at a price of $225 per Unit. The Purchasers are unaware of the details of the offer and have no further information about such an offer.